Exhibit 99.1
--------------------------------------------------------------------------
                         Janus Hotels and Resorts, Inc.

                                  News Release

For Immediate Release: September 27, 2002
--------------------------------------------------------------------------

Contact: Eric L. Glazer, General Counsel
Telephone: (561) 997-2325
E-mail: eglazer@janushotels.com

JANUS HOTELS AND RESORTS, INC. FINALIZES GAIN FROM SHORT-TERM REFINANCING OF FOUR HOTEL PROPERTIES


Boca Raton, Florida -- (September 27, 2002) -- Business Wire - Janus Hotels and Resorts, Inc. (NASDAQ SM:JAGI), a Florida-based hospitality company, announced today that it has finalized the gain calculation related to the short-term refinancing of four hotel properties which it owns in the vicinity of Cleveland, Ohio that was previously reported on August 7, 2002

         The Company previously estimated a pre-tax gain of approximately $6,816,000 as a result of this transaction. However, the Company re-examined the accounting for the refinancing with The Provident Bank and the terms of the settlement agreement with the original lender, LaSalle National Bank, as Trustee, which provided for the forgiveness of accrued interest and late fees, net of certain closing and transaction costs, and identified errors resulting in a recalculated pre-tax gain of approximately $5,787,000, which will be reported in the third quarter of 2002. No currently payable federal taxes result from this transaction as the Company has sufficient net operating losses to offset the gain.

The Company will announce its financial results for the fiscal quarter ending on September 30, 2002 on or prior to November 14, 2002.

Janus Hotels and Resorts Inc. is engaged in the business of management and ownership of hospitality properties. The Company currently owns thirteen hotels and manages thirty-eight hotels totaling approximately 9,000 rooms under its management.


                          [Forward Looking Statements]

When used in Janus' press releases and in oral statements made with the approval of an authorized executive officer of Janus, the words or phrases "expects", "plans", "outlook", will likely result" or similar expressions (including confirmations by an authorized executive officer of Janus of any such expressions made by a third party with respect to Janus) are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Janus wishes to caution readers not to place undue reliance on any such forward-looking statements, each of which speak only as of the date made. Janus has no obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.